Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark to Acquire Prime U.S. South Timberlands

for $106 million in Two Separate Transactions

ATLANTA – July 7, 2014 – CatchMark Timber Trust, Inc. (NYSE: CTT) announced today agreements to acquire a total of 55,671 acres of prime timberlands in two separate transactions totaling $106 million. The properties are located primarily in Middle and South Georgia (approximately 95% of the acreage) as well as North Florida. If completed, these acquisitions are expected to add 2.5 million tons of timber to CatchMark’s merchantable inventory, comprising 72% pine plantations by acreage and 48% sawtimber by tons, and are expected to increase the company’s annual harvest volumes over the next decade by 230,000 to 250,000 tons.

The two transactions—known as Oglethorpe and Satilla River—are expected to close during the third quarter, subject to completion of CatchMark’s due diligence and the satisfaction of closing conditions, including verification of inventory and title. The transactions will be financed through a combination of CatchMark’s credit facility and cash on hand. During 2014, CatchMark has acquired or entered into agreements to acquire approximately 100,000 acres of timberlands, representing a 36% increase in its total acreage relative to year-end 2013. In aggregate, these acquisitions, assuming completion of the Oglethorpe and Satilla River transaction, are expected to increase CatchMark’s annual harvest volumes over the next decade by approximately 440,000 to 480,000 tons.

Jerry Barag, CatchMark’s President and CEO, said: “These two acquisitions represent the continuing execution of our business strategy to add high quality timberlands with above average productivity characteristics to our portfolio. We believe they will enhance our long-term harvest volumes, improve our product mix, provide durable earnings, and help grow our dividend. We continue to concentrate our purchases in key U.S. South fiber baskets, where we are finding the best relative value opportunities to help us meet these objectives,” he said.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 320,400 acres* of timberland located in Georgia, Alabama and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com.

*	As of June 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Satilla River timberlands or the Oglethorpe timberlands may not satisfy our investment criteria or other conditions to closing may not be satisfied and, as a result, the Satilla River acquisition and the Oglethorpe acquisition may not be completed, we may not generate the harvest volumes from the Satilla River timberlands or the Oglethorpe timberlands that we currently anticipate, the mix of timberland located on the Satilla River timberlands or the Oglethorpe timberlands may be different than we currently anticipate which may impact the revenues that the timberlands will generate, as well as changes in general economic and business conditions in Alabama, Georgia, and Texas where our timberlands are currently located, or Florida where we may own timberlands in the near future, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Contacts
Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com